Exhibit 10.1

Mark Hurd	1700 South Patterson Boulevard
Chief Executive Officer	Dayton, Ohio 45479

July 3, 2003	PERSONAL AND CONFIDENTIAL

Mr. Eric Berg

[Address]

Dear Eric:

I am delighted to extend to you an offer of employment with NCR Corporation as Senior Vice President and Chief Administrative Officer. As you know, this offer is contingent on the approval of NCR’s Board of Directors. In this position, you will report directly to the CEO and be a member of the NCR leadership team. We’ll need to discuss a mutually agreeable start date, but other details of your offer are as follows.

Annual Base Salary – Your base salary will be $320,000, commencing as of your effective start date. You will be paid on a bi-weekly pay schedule, one week in arrears. Your paycheck will be automatically deposited in the bank of your choice via our convenient Easipay plan.

Sign-On Bonus – You will be extended a $50,000 gross sign-on bonus, paid to you within thirty days of your effective start date. All applicable taxes will be withheld from this award. Your sign-on bonus will not be treated as compensation for purposes of determining employee pensions and benefits. In the event of voluntary separation within 12 months from the effective start date of your employment, you will be required to reimburse NCR in full for the amount previously disbursed as your sign-on bonus.

Incentive Award – You will be eligible to participate in the Management Incentive Plan for Executive Officers (MIP), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For your position, the targeted incentive opportunity is 60% of your salary ($192,000) and the maximum award is 120% ($384,000) of your salary. For 2003, the objective for your award is NCR Non-Pension Operating Income after Capital Charge. Your award will be prorated for 2003 for the number of months in which you are employed.

Equity Awards –

Stock Option Award – You will receive a management stock option grant for 2003, as of your effective start date, for 10,000 shares of NCR common stock. In addition, you will receive a one-time option grant for 35,000 shares. The grant price of these

Eric Berg

July 3, 2003

options will be determined by the fair market value of the average of the high and low share price of the Company’s common stock on your first date of employment. These options will be subject to terms and conditions determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. These stock options include a non-competition provision, have a ten-year term, and vest as follows:

Initial Vesting Date – 1 year anniversary of start date – 1/3 of the grant

Next Vesting Date – 2 year anniversary of start date – 1/3 of the grant

Final Vesting Date – 3 year anniversary of start date – 1/3 of the grant

You will be eligible for future management stock option grants based on market considerations. Again, as I know you appreciate, any actual award will be as finally determined by NCR’s Compensation Committee of the Board of Directors.

Salomon Smith Barney (SSB) in the U.S. is the record-keeper for NCR’s option plan, which is administered electronically. Your stock option agreement and a record of your options will be maintained on the SSB website. SSB will contact you shortly after employment to provide you with passwords and information to access the SSB website. You will need to accept the stock option agreement on-line before you can exercise your options.

Restricted Stock - You will receive a special restricted stock grant, as of your first date of employment, for 10,000 shares of NCR common stock. These shares will be set up in a record account in your name with NCR’s Transfer Agent and Stock Registrar (Mellon Bank), and will vest (become transferable) on the third anniversary of your date of employment. The restricted stock will be subject to other terms and conditions determined by the NCR Board of Directors, including a non-competition provision.

Incentives in General – For an officer in your position, short- and long-term incentives at NCR currently take the form of the MIP and stock options. Since these incentives are designed to address the conditions of an ever-changing marketplace, NCR cannot make any definitive representations concerning the continuation of either program or the size of the individual awards.

Vacation – In recognition of your prior work experience, you will be eligible for four weeks of paid vacation.

NCR Benefits – On the first day of employment with NCR, you will automatically receive core benefit coverage for yourself. NCR’s core benefit coverage includes: Health Care Coverage (Cigna PPO Plan), Dental Care Coverage (Cigna Dental PPO Plan), Short-Term and Long-Term Disability Coverage, Life Insurance Coverage, and Accidental Death and Dismemberment Insurance Coverage.

Eric Berg

July 3, 2003

You will have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter and employment paperwork, NCR will establish your payroll record which notifies the NCR Benefits Service Center to send a Benefits New Hire Package to your home address. You will have thirty (30) days from the date your benefits package is mailed to make benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your date of hire. Open enrollment is traditionally conducted in October each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided in the Benefits New Hire Package.

Retirement – You will participate in the NCR Pension Plan, a qualified pension plan that provides a cash balance benefit equal to 3% of annual compensation. This pension benefit vests after five years of employment. You will also participate in the NCR Officer Plan, which supplements the qualified pension benefit, by providing that your total retirement from NCR will provide a career average pension of 1.75% of the total of your base salary and MIP award, times your years of service as an Officer. This plan benefit vests after five years of service. A summary of the plan is enclosed.

Relocation – It is expected that you will move to the Dayton area shortly after your start date. You will be eligible for relocation benefits under NCR’s Executive Relocation Policy, with the following supplements:

1)	Until January 1, 2004, you will market your house in Hudson, and NCR will reimburse up to $3,500 of monthly temporary living costs for your family, until the end of the month in which your house is sold. If you accept an offer that is less than your investment in the house, NCR will reimburse 50% of the difference between the sale price and your investment, to a maximum total difference of $120,000.

2)	If your house has not sold by January 1, 2004, you may exercise the buy-out option in the Executive Relocation Plan. If you exercise the buy-out, NCR will reimburse you for any loss due to the difference between the buy-out price and your investment in the house, to a maximum of $100,000. If your loss exceeds $100,000, NCR will reimburse 50% of the loss that exceeds $100,000. Alternatively, you may continue to market the house yourself and continue the temporary living reimbursement for up to three additional months, with the ability to exercise the buy-out option during or at the end of that time, with the same loss protection.

Eric Berg

July 3, 2003

Change in Control – You will participate in NCR’s current Change in Control Severance Plan for Executive Officers. In the event of a qualified Change-In-Control (as defined in this Plan), you will receive three times your base salary and targeted bonus plus immediate vesting of your NCR stock options and restricted stock. A summary of this plan is enclosed. The plan is currently scheduled to expire on December 31, 2005, unless the NCR Board acts to extend its term for an additional three years. In the past, the Board has routinely extended the plan when it was due to expire.

This offer of employment is contingent upon your agreement to certain Conditions of Employment as outlined in Attachment A, including the requirement of a negative drug screen. By signing this offer letter, you agree to the Conditions of Employment.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent (“Employment-At-Will”). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. Also, this offer is contingent upon completion of full reference checks.

Eric, we are enthusiastic about the contributions, experience and vision you can bring to NCR. The company is positioned well in our market to be exceedingly successful and I personally would like to extend this opportunity for you to be a part of my senior management team.

If you have any questions concerning the details of the appointment, please feel free to call me.

Sincerely,

/s/ Wilbert Buiter

Wilbert Buiter

Senior Vice President, Human Resources

/s/ Eric Berg	Date 7/5/03
Agreed and Accepted
Eric Berg

pc:    Wilbert Buiter

 Julie Gallagher

Eric Berg

July 3, 2003

ATTACHMENT A

CONDITIONS OF EMPLOYMENT

NCR requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: drug screening test, education and employment verification, U.S employment eligibility, NCR mutual agreement to arbitrate all employment related claims, NCR consent to collection of personal data, and NCR employment agreement. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon NCR’s conditional offer.

1. Drug	Screening Test:

This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions you are giving NCR permission to release the results to NCR designated officials.

2.	Education and Employment Verification:

This offer of employment is conditioned upon the verification of your education and employment history, and our satisfaction with the results. Depending on job responsibilities, some positions may require that other aspects of your background be verified, for example, criminal convictions and driving record.

3.	Employment Eligibility:

NCR can only hire employees if they are legally entitled to work and remain in country of the job location. In the United States, NCR abides by the Immigration and Control Act of 1986.

4.     NCR Mutual Agreement to Arbitrate all Employment Related Claims:

As a condition of employment for any NCR position, you must read, understand and agree to NCR Mutual Agreement to Arbitrate All Employment Related Claims. This document will be provided to you by your Human Resource Consultant.

5.	NCR Consent to Collection of Personal Data:

As a condition of employment you must read, understand and agree to the NCR Consent to Collection of Personal Data. The NCR Consent to Collection of Personal Data apprises you of NCR personal data collection practices. This document will be provided to you by your Human Resource Consultant.

6.     Non-competition and Protection of Trade Secrets:

By accepting and signing NCR’s offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.